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                                                                   EXHIBIT 10.16




                              CMP PUBLICATIONS INC.
                            EQUITY APPRECIATION PLAN


SECTION 1. ESTABLISHMENT OF PLAN. CMP Publications Inc. hereby establishes. this Equity Appreciation Plan (the "Plan") effective as of January 1, 1988.

SECTION 2. PURPOSES AND SUMMARY. It is the purpose of the Plan to provide substantial incentives to eligible key executives of the Company:

            to make the Company grow continuously and successfully in sales and profits,

            to take a long term view of the Company's future and help the Company reach its long term goals,

            and to remain with the Company for the long term.

      The Plan allows these key executives to share directly in the growth and success of the Company by receiving Share Appreciation Rights ("SARs"). The SARs increase in value as the company's sales and profits grow. The SARs are redeemable in cash in installment payments, normally beginning in 1993.

      All SARs are granted by the CMP Publications Inc. Board of Directors whose decision in all matters pertaining to SARs is final. All SAR grants shall be confidential.

SECTION 3. ELIGIBILITY. SARs are granted only to certain key employees elected from time to time by the Board of Directors whose exceptional contributions, decisions, and services are expected to have a unique and important impact on the long term growth and success of the Company, and who are responsible for the management, success, growth and protection of the business of the Company or of significant sectors of the business of the Company.

SECTION 4.    DEFINITIONS.

      "Board of Directors" shall mean the Board of Directors of CMP Publications
            Inc.

      "CMP Publications Inc. Group of Companies" (the 'Company') means CMP
            Publications Inc., its actual subsidiaries, and to the extent determined by the Board of Directors, deemed subsidiaries of CMP Publications Inc. Deemed subsidiaries are corporations or partnerships whose stock or profit interest is owned or controlled by the majority shareholders of CMP Publications Inc. The decision as to which entities shall be so included shall be made from time to time during the life of the Plan and no inferences as to whether any entity shall be included shall be based upon the inclusion or non-inclusion of any similar or not similar entity. once an entity has been included for purposes of the Plan in the CMP Publications Inc.
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            Group of Companies it shall continue to be so included so long as its stock or profit interest is owned or controlled by the majority shareholders of CMP Publications Inc. Such deemed subsidiaries of CMP Publications Inc. shall be considered to be part of the CMP Publications Inc. Group of Companies for all purposes of the Plan, including the determination of the value of Appreciation Plan Shares. The extent or proportion to which such Net Sales and Pre-tax Earnings of the deemed subsidiaries shall be included shall be determined by the Board of Directors.

      "Employee" shall mean any full-time employee of the Company and members of the Board of Directors.

      "Participant" means any Employee who is awarded a grant of SARs under
            Section 5.1.

      "Net Sales" means all sales and revenues made in the ordinary course of business, excluding sales of capital assets, less any credits, cash discounts, frequency discounts or other allowances and rebates, and less bad debts, for each calendar year as determined by the Board of Directors pursuant to Section 7.2.

      "Pre-tax Earnings" means the Net Sales, less all costs and expenses, including this Equity Appreciation Plan, all other long term compensation, as well as regular compensation, paid to Employees, as computed according to generally accepted accounting principles, plus or minus such other items of income or expense, for each calendar year as determined by the Board of Directors pursuant to Section 7.2, and adjusted by the annual provision for SARs.

      A "SAR" is the right to receive the appreciation in value of one of the Appreciation Plan Shares from the Grant Date to the relevant Valuation Date.

      An "Appreciation Plan Share" is the dollar equivalent of

            50% of (10 x Pre-tax Earnings + Annual Net Sales)
            -------------------------------------------------
                        20,000,000

      As of December 31, 1987, the Grant Date, each Appreciation Plan Share shall be deemed to have a value of $3.80.

      "Compete" means the performance by a Participant or former Participant of any act set forth in Exhibit A to the Plan.

      "Termination For Cause", as determined by the Board of Directors in its final and sole discretion, shall include, but not be limited to, a termination of an Employee for: a criminal conviction; moral turpitude; sexual harassment; discrimination as defined in the then current edition of the CMP Publications Inc. Handbook; willful
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            refusal to perform; gross and willful misconduct; gross negligence in the performance of, or flagrant neglect of, duties and obligations; fraud or misappropriation of corporate funds; willful disregard of company policy or Principles or lawful orders of the Board of Directors; use of drugs or drunkenness either on the job or that materially affects the performance of duties; competition with the Company as defined in Section 4.9; dishonesty, disloyalty, insubordination, conflict of interest; and willful and continued absence (other than by reason of disability), substantial abandonment of duties and responsibilities, or any other conduct of the Participant which in the opinion of the Board of Directors would render the continued employment of the Participant detrimental for the Company. Termination For Cause shall also mean the resignation by an Employee following such Employee's commission of an act which would constitute grounds for Termination For Cause under this
            Section 4.10.

SECTION 5.    SARS.

      GRANT OF SARS. The Board of Directors shall determine which Employees shall be granted SARs. The Company shall establish a bookkeeping account for each Participant in the Plan and shall record the number of SARs each Participant has been granted and the number of SARs each Participant has had redeemed. Notwithstanding any other provision of the Plan, the maximum number of SARs which all of the Participants may receive in total shall be limited to 2,000,000.

      GRANT DATE. The date of grant of each SAR granted prior to June 30, 1988, shall be deemed to be December 31, 1987.

      VALUATION DATE. The Valuation Date with respect to each SAR shall be the December 31 immediately preceding the date the SAR is redeemed.

      VALUE OF SARS. The value of SARs is the value of the Appreciation Plan
            Shares represented by the SARs on each Valuation Date less the value of the Appreciation Plan Shares on the Grant Date.

SECTION 6.    REDEMPTION AND PAYMENT OF SARS.

      REDEMPTION ELECTION. Participants must notify the Company in writing prior to April 1 of each year of the percentage of their SARs they have elected to redeem that year. Elections to redeem SARs are irrevocable once made.

      REDEMPTION PERIOD. Normally SARs shall be redeemed on June 30 of each year a Participant elects to redeem SARs. Except as provided in Sections 6.3, 6.4, and 6.6, SARs must be redeemed during the period beginning on June 30, 1993 and ending on June 30, 2002. No more than 20% of a Participant's SARs granted hereunder may be redeemed in any one year, but the Participant must have redeemed at least the following percentages of such SARs by the following dates:
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            20% as of June 30, 1998;

            40% as of June 30, 1999;

            60% as of June 30, 2000;

            80% as of June 30, 2001; and

            100% as of June 30, 2002.

      EXTENSION OF REDEMPTION PERIOD. Notwithstanding Section b.2, the Board of
            Director-s may provide for an extension of the period during which Participants may redeem SARs, as well as for a modification of the redemption schedule set forth in Section 6.2.

      EARLY REDEMPTION. upon written request to the Board of Directors, Participants may elect to have 5% of their SARs redeemed on June 30, 1991 and an additional 5% of their SARs (to a maximum total of 10%) redeemed on June 30, 1992. Participants may, however, redeem only up to a total of 20% of their SARs as of June 30, 1993.

      PAYMENT OF SARS. Normally, payment of 50% of the value of the SARs redeemed each year shall be made by the later of June 30 of that year or 45 days after the audited financial statements of the Company are available, and the remainder by December 15 of such year.

      ACCELERATION OF REDEMPTIONS AND PAYMENTS. The Board of Directors may at any time accelerate any or all Redemptions and payments of SARs by causing any or all SARs to be redeemed and by making payment in cash of the value of such SARs as of the nearest valuation Date. A holder of SARs, redemption and payment of which have been accelerated, shall have no further rights hereunder with respect to such SARs.

      DELAY OF PAYMENT. The Board of Directors may delay (but no more than 5 years) any or all payments of SARs, in the event that the total of all payments for SARs, including previously delayed payments, for the calendar year would otherwise exceed 20% of Pre-tax Profits of the Company for the preceding year, or under extraordinary circumstances for a reason deemed to be appropriate by the Board of Directors; provided, however, at least 33 1/3% of the amount otherwise payable with respect to SARs redeemed in that year shall be paid each year. All delays of payments, including previously delayed payments, shall be allocated proportionately among the Participants to whom payments are due in such year. Such delayed payments shall, when made, include an interest factor accrued from the scheduled date of payment at the Prime Rate established by the Company's primary bank.
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      TERMINATION OF EMPLOYMENT. Notwithstanding the other provisions of this
            Section 6, upon a Participant's termination of service with the Company, the Participant shall be paid as follows:

            In the event a Participant voluntarily terminates employment with the Company on or prior to December 31, 1992, the Participant shall forfeit all SARs not yet paid.

            In the event a Participant's employment with the Company terminates after December 31, 1992, for any reason other than for Termination For Cause or death, the Participant shall remain eligible to redeem equal percentages of such Participant's remaining SARs in five annual installments commencing on the June 30 immediately following the termination. If, however, a Participant's employment with the Company terminates pursuant to this Section 6.8(b) prior to June 30, 1993, such Participant's first annual installment shall be limited to an amount of SARs which enables the Participant to have redeemed 20% of the Participant's original amount of SARs as of June 30, 1993. The Participant's remaining SARs shall be redeemed in four annual installments of 20% of the Participant's original amount of SARs. All SARs redeemed pursuant to this Section 6.8(b) shall be valued as of the Valuation Date immediately preceding their redemption. The payments for the SARs redeemed under this Section 6.8(b) shall be made according to Section 6.5.

            If a Participant's employment terminates after December 31, 1992, due to the Participant's death, all of the Participant's remaining SARs shall be redeemed immediately at their value as of the Valuation Date immediately preceding the Participant's death, and paid to the Participant's beneficiary pursuant to Section 8 in ten semi-annual installments commencing on the June 30 immediately following the Participant's death.

            If on or prior to December 31, 1992, a Participant's employment is terminated by death, disability, or by the Company for reasons other than a Termination For Cause, the Participant's remaining SARs shall be redeemed immediately at their value as of the Valuation Date immediately preceding the termination. The Participant shall receive in ten semiannual installments commencing on June 30, 1993, a percentage of such value equal to 20 times the number of full calendar years the Participant was employed by the Company after the Grant Date.

            In the event of the Participant's Termination For Cause at any time, such Participant shall forfeit all SARs which are not yet paid.

            If at any time a Participant or former Participant Competes with the Company, such Participant or former Participant shall forfeit all SARs not yet paid.
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            The determination of the manner in which a Participant's employment with the Company terminates, including a determination as to whether a Termination For Cause has occurred, shall be made by the Board of Directors.

      FORM OF PAYMENTS. All payments made under the Plan shall be in the form of cash.

      WITHHOLDING. The Company shall withhold from al.1 payments made under the Plan all taxes required by Federal, state or local tax law.

      SOURCE OF PAYMENTS. All payments made under the Plan shall be p he general assets of the company and no special or separate fund is being established or segregated to assure such payments hereunder.

SECTION 7.    ADMINISTRATION.

      IN GENERAL. The Board of Directors shall have full power and authority, subject to the provisions of the Plan, to designate Participants in the Plan, to determine the terms of such participation, to determine the terms and conditions of the granting of SARs or the right to earn SARs under the Plan, to interpret the provisions of the Plan, to supervise the administration of the Plan, to promulgate rules and regulations, and to take all actions in connection with or relating to the Plan as it deems to be necessary. Determinations and designations of the Board of Directors shall be by a majority of its members and shall be final. Any determination or designation reduced to writing and signed by all of the members of the Board of Directors shall be fully effective as if it had been made at a meeting duly held. Any actions taken by the Board of Directors in connection with or relating to this Plan shall be in its sole and absolute discretion.

      FINANCIAL DETERMINATIONS. All determinations concerning Net Sales, Pre-tax
            Earnings, and values, shall be made by the Board of Directors based upon the regular and pro forma financial statements of the Company as available. The Company shall supply to each Participant on an annual basis a statement of Pre-tax Earnings, annual Net Sales and the value of Appreciation Plan Shares. Independent certified public accountants shall certify to the Board of Directors that the amounts used for purposes of the Plan are in accordance with the financial statements of the Company prepared in accordance with generally accepted accounting principles ("GAAP"). No Participant has the right (and each Participant hereby expressly waives any right such Participant may have possessed) to challenge a determination by the Board of Directors or to see any of the underlying documents referred to above. The determination of the Board of Directors shall control for all purposes of the Plan.

SECTION 8. BENEFICIARIES. Designation of beneficiaries to receive any amounts payable under the Plan subsequent to the death of a Participant shall be made in writing and filed with the Company at the CMP Publications Inc. headquarters in such form and manner as
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      the Company may from time to time prescribe. Beneficiary designations may be changed by a Participant or former Participant in the same manner at any time prior to death, and may thereafter be designated or changed by a surviving beneficiary eligible to receive any payment unless a successor beneficiary to such surviving beneficiary has been designated by the Participant, former Participant or prior beneficiary. If a Participant, former Participant or beneficiary eligible to receive any payment under the Plan dies without a surviving beneficiary having been designated, or with such Participant's estate or a trust designated as beneficiary, the Participant's interest under the Plan shall be distributed to the legal representative of the Participant's estate, or to the trustees of any such trust in which case the Company, the Board of Directors and the members thereof shall not be under further liability to anyone. If the will of a Participant or former Participant is challenged or if the Board of Directors is otherwise in doubt as to the right of any person to receive an amount payable under the Plan, the Board of Directors may place such amount in an escrow account until a determination is made by a court of appropriate jurisdiction or the rights to such amount are otherwise determined. Alternatively, the Board of Directors may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan and the Company thereto.

SECTION 9. CHANGES IN BUSINESS. In the event there is a substantial change in the structure or the business of the Company that the Board of Directors determines significantly changes the value of SARs, the Board of Directors shall have the power, but not the obligation, to adjust the SARs or the methods of valuation, including changing the valuation of the Appreciation Plan Shares.

SECTION 10. COMPANY OPERATIONS. Nothing herein shall impact upon the right of the Board of Directors to operate the Company in any manner in which it so chooses. For example, the Company is under no obligation to attempt to maximize Company revenue or profits or Appreciation Plan Share values.

SECTION 11. AMENDMENT AND TERMINATION OF PLAN. The Board of Directors may at any time terminate the plan or adopt such written amendments or modifications of the Plan as it may deem advisable; provided, however, that no such termination, amendment or modification shall deprive any Participant of any right or benefit to which the Participant had previously become entitled under the Plan.

SECTION 12. NO RIGHTS CREATED. Nothing herein is intended or shall be interpreted to give any Participant the right to be employed, reemployed or continue to be employed by the Company, and nothing herein shall confer any right or benefit or any entitlement to any benefit on any person who at any time during the duration of the Plan is participating hereunder unless and until an amount is actually paid over to such person pursuant to the foregoing provisions of the Plan. Furthermore, nothing herein shall provide any Participant with any rights as a shareholder with respect to the Company by virtue of participation in the Plan.
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SECTION 13.    NO TRUST CREATED. Neither the provisions of the Plan no any action taken by the company or the Board of Directors pursuant to the provisions of the Plan shall be deemed to create any trust, express or implied, or any fiduciary relationship between and among the Company, the Board of Directors, any member of the Board of Directors or any Participant.

SECTION 14. VALUE OF THE COMPANY. The formula to determine the value of each Appreciation Plan Share under Section 4.8 does not in any way relate to the value of the Company and such value shall not in any way be deemed to be an indication of the value of the company.

SECTION 15. NO ALIENATION OF BENEFITS. No right or benefit under the Plan shal1 be subject to anticipation, transfer, sale, assignment, pledge, encumbrance, charge, levy, attachment or execution of a judgment of any kind. No right or benefit under the Plan shall in any manner be subject to or affected by the debts, contract liabilities or torts of any Participant.

SECTION 16. CONFIDENTIALLY. The existence of the Plan and grants made hereunder, financial results of the Company and all other information given to Participants shall be held in strictest confidence.

SECTION 17. APPLICABLE STATE LAW. All questions pertaining to the Plan shall be determined under the laws of the State of New York.

SECTION 18. NOTICES. All notices to Participants or their beneficiaries or the Company provided for in the Plan shall be deemed to be duly given if mailed, with return receipt requested, or delivered by hand (a) if to the Participant or beneficiary, to such person's home address as reflected on the Company payroll or other records, unless the Board of Directors has been otherwise notified of a change in such address, and (b) if to the Company, to CMP Publications, Inc., 600 Community Drive, Manhasset, New York 11030.
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                                    EXHIBIT A


For purposes of the Plan, a Participant or former Participant shall Compete with the Company if the Participant or former Participant performs any of the following acts:

      Directly or indirectly owns, manages, operates, controls, consults for, assists, is employed by, represents, participates in any way, or is connected in any manner with the ownership, management, operation, conduct or control of any business which directly or indirectly competes with the publications or other businesses in which the Company is engaged, including any future function, business, or activity of the Company, the planning of which the Participant had knowledge at the time of termination.

      Solicits the service of any Employee (or former Employee who had been employed by the Company within one year of the solicitation) for the Participant or for any other person or company, or induces or helps to induce any Employee to leave the Company for other employment;

      Assists, induces or helps any employee or former Employee, any other company, or any other person, to compete with the Company or any of its activities;

      Employs or causes to be employed after the Participant's termination any person who was a Company Employee at the time of the Participant's termination of employment from the company or during the 18 months prior to the Participant's termination, without the prior written consent of the Company;

      Injures or hinders the business of the Company in any way or injures or hinders its officers or employees in any way through the Participant's activities or contacts within the Company or with the Company's employees, customers, and suppliers, or prospective customers and suppliers or any other person or entity. such activities or contacts shall include, but not be limited to, any oral or written statement which casts aspersion upon the honesty, credit, efficiency or business practices or character of the Company or its officers and employees;

      Fails to maintain at all times the confidentiality of the Company's records, policies, lists, financial details or any other material not normally disclosed to the public, or fails to return to the Company any records or properties entrusted to the Participant, whether of value or not, at any time upon request, and automatically and immediately upon termination and before accepting any final payment; or

      Makes copies of such Company records or other papers or destroys such records or other papers without specific authorization or instruction by the Company.